Exhibit 10.1

Universal American Corp.
Six International Drive, Suite 190
Rye Brook, New York 10573

March 2, 2012

Partners Healthcare Solutions Holdings, L.P.
c/o GTCR Golder Rauner II, L.L.C.
300 North LaSalle Street, Suite 5600
Chicago, Illinois 60654

Re:  Board Representation on Universal American Corp.

Ladies and Gentlemen:

Reference is made to the Agreement and Plan of Merger, dated as of January 11, 2012 (the “Merger Agreement”), by and among the Universal American Corp., a Delaware corporation (the “Company”), APS Merger Sub, Inc., a Delaware corporation, Partners Healthcare Solutions, Inc., a Delaware corporation (“APS”), and Partners Healthcare Solutions Holding, L.P., a Delaware limited partnership (“APSLP”), pursuant to which the Company agreed to acquire all of the issued and outstanding capital stock of APS and, as consideration therefor, agreed to issue to APSLP, shares of Parent Common Stock (the “APS Acquisition”).  Capitalized terms used but not otherwise defined in this letter (this “Letter Agreement”) shall have the meanings ascribed to such terms in the Merger Agreement.

The parties hereto wish to set forth the terms of certain rights granted to APSLP as set forth below.

A.                                    Board of Directors.

1.                                      The Company hereby acknowledges and agrees that one director designated by GTCR Fund IX/A, L.P., a Delaware limited partnership (“Fund IX/A”) who shall satisfy the criteria for “independent director” under the rules of the principal stock exchange on which Parent Common Stock is listed (such director is sometimes referred to herein as an “APSLP Designee”), shall be appointed to the board of directors of the Company (the “Board”) effective as of the date hereof.  Fund IX/A has previously designated David Katz as its initial APSLP Designee.  Subject to Paragraph A.2, commencing on the date of this Letter Agreement and in accordance with the Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws of the Company, at each annual meeting of the stockholders of the Company (the “Stockholders”) (or any other meeting of Stockholders for election of directors), the Company shall nominate for election to the Board one APSLP Designee, to be included in the slate of directors recommended by the Board to the Stockholders for election.

2.                                      From and after such time as any entity that is an Affiliate of GTCR Golder Rauner II, L.L.C. (“GTCR LLC”), any fund that is managed by GTCR LLC or an Affiliate of GTCR LLC, any individual who is a managing member of the general partner of APSLP and any individuals who are employees of the manager of APSLP or its general partner (collectively the “APSLP Permitted Holders”), together with APSLP, hold a number of shares of Parent Common

Stock that is less than 3,098,014.5, which constitutes 50% of the number of shares of Parent Common Stock that the APSLP Permitted Holders hold directly or indirectly (including in their respective capacities as limited partners of APSLP) on the date of this Letter Agreement (the “APSLP Initial Share Number”), Fund IX/A shall no longer have a right under this Letter Agreement to designate the APSLP Designee for nomination by the Company at the next annual meeting of the Stockholders (or any other meeting of Stockholders for election of directors).  The APSLP Initial Share Number shall be appropriately adjusted to take into account any adjustment to the Merger Consideration pursuant to Section 2.13 and any reorganization, stock reclassification, recapitalization or split, exchange of shares or similar transaction.  For the avoidance of doubt, APSLP Permitted Holders shall exclude limited partners of investment funds managed by GTCR LLC and its Affiliates who hold shares of Parent Common Stock.

3.                                      Subject to the other provisions of this Section A, if, as a result of the death, retirement, resignation or removal for cause of the APSLP Designee, there shall exist or occur any vacancy on the Board, Fund IX/A shall have the power to designate a person to fill such vacancy.

4.                                      The Company shall reimburse all reasonable out-of-pocket expenses incurred by the members of the Board in connection with traveling to and from and attending meetings of the Board and while conducting business at the request of the Company.

B.                                    Management and Information Rights.

1.                                      The Company shall, for so long as the APS Permitted Holders continue to hold at least 5% of the outstanding shares of Parent Common Stock, (i) afford Fund IX/A and GTCR Fund IX/B, L.P., a Delaware limited partnership (“Fund IX/B,” and collectively with Fund IX/A, the “VCOC Funds”), during normal business hours and upon reasonable notice, reasonable access to and the right to consult at all reasonable times with its officers, offices and books and records, and (ii) afford each VCOC Fund the opportunity to discuss the Company’s affairs, finances and accounts with the Company’s officers from time to time as such VCOC Fund may reasonably request.  The Company agrees to cause its officers to give such consultation and discussions due consideration in decisions regarding the Company’s management, provided that such officers shall at all times retain ultimate discretion regarding the Company’s management.

2.                                      Each VCOC Fund shall have the right, for so long as the APS Permitted Holders continue to hold at least 5% of the outstanding shares of Parent Common Stock, to receive from the Company any written information or written materials provided by the Company to members of the Board; provided that the VCOC Fund receiving such information shall agree to maintain the confidentiality of such information.  Notwithstanding anything herein to the contrary, the Company reserves the right to exclude each VCOC Fund or its designated representatives (other than those that may otherwise serve on the Company’s Board of Directors) from access to any personnel, materials or meetings to the extent the Company believes upon advice of counsel that such exclusion is reasonably necessary to preserve the attorney-client privilege of the Company or its subsidiaries, to protect highly confidential proprietary information (unless such VCOC Fund and its designated representatives enter into a customary confidentiality agreement reasonably satisfactory to the Company); provided, that the foregoing

Company right of exclusion shall pertain only to access granted by the Company pursuant to this letter agreement and shall not limit or restrict rights the VCOC Fund may otherwise enjoy.

3.                                      For purposes of this Section B, shares of Parent Common Stock held by the APS Permitted Holders shall include shares issuable to the APS Permitted Holders on, and from and after, the date of this Letter Agreement (whether directly or indirectly through the conversion of convertible or exchangeable securities of the Company, or pursuant to the exercise of options, warrants or rights, or otherwise) and the foregoing calculation shall be appropriately adjusted to take into account any reorganization, stock reclassification, recapitalization or split, exchange of shares or similar transaction.

C.                                    Assignment.  The rights of APSLP hereunder shall not be assigned to any Person without the prior written consent of the Company and any purported assignment in violation of the foregoing shall be null and void ab initio.

D.                                    Notices.  All notices, requests and other communications to any party hereto shall be in writing and shall be delivered in person, sent by reputable overnight courier service, or sent by facsimile transmission, to the address for such party set forth in the Merger Agreement.

E.                                    Miscellaneous.  This Letter Agreement: (i) together with the Merger Agreement, constitutes the entire agreement and understanding among the parties hereto in respect of the subject matter hereof; (ii)  may be executed in one or more counterparts and all such counterparts so executed shall constitute an original agreement binding on all the parties, but together shall constitute but one instrument; (iii) may be amended only through a written agreement between the parties hereto; and (iv) shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflict of law principles thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Letter Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

UNIVERSAL AMERICAN CORP.

		By:	/s/ Robert A. Waegelein
			Name:	Robert A. Waegelein
			Title:	Executive Vice President & Chief
Financial Officer

PARTNERS HEALTHCARE SOLUTIONS
HOLDINGS, L.P.

		By:	/s/ Gregory Scott
			Name:	Gregory Scott
			Title:	President and Chief Executive Officer

ACKNOWLEDGED AND AGREED TO BY:

GTCR FUND IX/A, L.P.

By:	GTCR Partners IX, L.P.
Its:	General Partner

By:	GTCR Golder Rauner II, L.L.C.
Its:	General Partner

By:	/s/ David Katz
Name: David Katz
Its: Principal

[APSLP Letter Agreement]